Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

SELECTED, PRELIMINARY, UNAUDITED, UNREVIEWED 2007 THIRD QUARTER FINANCIAL INFORMATION

PROVO, UTAH, December 21, 2007 — Nature’s Sunshine Products, Inc. (the “Company” or “Nature’s Sunshine”), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced selected, preliminary, unaudited, unreviewed financial information for the three and nine month periods ended September 30, 2007 and 2006.

The Company cautioned that these financial results are preliminary, have not been audited or reviewed by an independent registered public accounting firm and may be subject to significant adjustment in connection with further reviews by the Company and its Audit Committee.  In February 2007, the Company engaged Deloitte & Touche LLP as its independent registered public accounting firm. The audit of the Company’s financial statements for 2006, 2005 and 2004 is in process.

Nature’s Sunshine intends to continue to provide selected, preliminary, unaudited, unreviewed financial information to its shareholders and the financial community in future press releases until such time as the Company is able to resume filing periodic reports with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”).

Selected, Preliminary, Unaudited, Unreviewed Financial Information for 2007 Third Quarter

For the three months ended September 30, 2007, the Company’s sales revenue was approximately $88.2 million, compared to $91.6 million for the same period of 2006.  The sales decrease was due to a decline in sales in the United States of approximately $1.0 million or 2.7% and approximately $2.4 million or 4.5% internationally, primarily the result of lower sales in the United States and internationally by the Company’s subsidiary, Synergy Worldwide, Inc. (“Synergy”).  This decline was partially offset by growth in sales of approximately 9.9% in the Nature’s Sunshine Products international markets.  The Company’s operating loss was approximately $3.1 million in the three months ended September 30, 2007, compared to operating income of approximately $6.5 million in the same period of 2006.  The third quarter 2007 decrease in operating income was a result of several factors, but not limited to,  professional fees of approximately $3.4 million associated with the Company’s 2006, 2005 and 2004 audits;  increased other professional fees; a purge of obsolete product packaging materials and expiring product of approximately $0.8 million; costs related to the Company’s annual conventions in several markets; and the effect of the lower sales levels.

For the nine months ended September 30, 2007, the Company’s sales revenue was approximately $272.9 million, an increase of $1.3 million or 0.5 % as compared to the same period in the previous year.  Sales growth of approximately $13.0 million or 13.9% in Nature’s Sunshine Products international markets and approximately $1.6 million in the Nature’s Sunshine Products United States market was mostly offset by a sales decrease of approximately $11.9 million in Synergy’s markets.    The Company’s operating income was approximately $5.2 million for the nine months ended September 30, 2007, compared to $7.1 million for the same period of 2006.  The decrease in operating income was primarily a result of higher professional fees, which were partially offset by the increase in sales..

The Company’s balance sheet remains strong.  As of September 30, 2007, cash and cash equivalents totaled approximately $45.3 million.  In addition, the Company had no long term debt.

As of September 30, 2007, Nature’s Sunshine had approximately 714,700 distributors worldwide, compared to approximately 663,100 distributors as of September 30, 2006.  The number of Company managers worldwide was approximately 27,600 on September 30, 2007, compared to approximately 21,800 managers on September 30, 2006.

Cautionary Statement Regarding Preliminary Financial Results

The Company will file audited financial statements for the years ended December 31, 2006, 2005 and 2004 with the SEC as soon as practical. At this time, the Company can provide no estimate as to when it will file its audited financial statements.  Accordingly, in the interest of providing reasonably current financial information to Company shareholders and the financial community, the Company has elected to publicly disclose the selected, preliminary, unaudited, unreviewed financial information set forth in this release.  The Company intends to continue providing selected, preliminary, unaudited, unreviewed financial information on a periodic basis until it is able to restore its compliance with the reporting requirements of the Exchange Act.

As previously disclosed, the Company’s inability to comply with SEC reporting requirements, and the facts surrounding the previously disclosed internal investigation, have led to various inquiries, requests for documents and proceedings by government agencies.  The Company is continuing to address these matters, but it cannot predict what impact, if any, and the materiality of such impact, if any, the conclusion of these matters may have on the Company’s financial statements.

As previously disclosed, on November 8, 2007, an administrative law judge in an administrative proceeding instituted by the Division of Enforcement of the Securities and Exchange Commission pursuant to Section 12(j) of the Securities Exchange Act of 1934 issued an Initial Decision to revoke the registration of the Company’s common stock.  Shortly thereafter, the Company filed a petition for review with the Commission.  On December 5, 2007, the Commission granted the Company’s petition for review.  The

Company cannot predict the outcome of such review at this time.  The Initial Decision of the administrative law judge will not become effective pending the review.

The Company cannot predict what, if any, impact the Commission’s ultimate determination may have on its financial statements or the materiality of such impact, if any.  If a final order is issued by the Commission revoking the registration of Nature’s Sunshine’s common stock, broker-dealers would not be permitted to effect transactions in the Company’s shares until the Company files a new registration with the SEC under the Exchange Act and that registration is made effective.  The Company does not believe that the Initial Decision or any final revocation order would otherwise have a material impact on the Company’s business operations.

Nature’s Sunshine cautions its shareholders and the financial community that the selected, preliminary, unaudited, unreviewed financial information set forth in this release, as well as any such information released by the Company in the future, is incomplete and is subject to significant adjustment as a result of the Company’s review of its financial information. The selected, preliminary financial information set forth in this release is unaudited and unreviewed, is subject to change for a number of reasons, including adjustments resulting from further review by the Company, and adjustments resulting from the Audit Committee’s review of completed financial statements.  The results of the Company’s further review of its financial statements may lead to material changes to the Company’s financial statements, including those covering the periods presented in this release.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products.  In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, The Philippines, Australia, Hong Kong, Taiwan and the Russian Federation.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand and Norway.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.

Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; the outcome of the Section 12(j) review; the outcome of the various inquiries, requests for documents and proceedings by government agencies; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:
	Stephen M. Bunker	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

###

SELECTED PRELIMINARY FINANCIAL INFORMATION

(Amounts in Thousands)

INCOME STATEMENT DATA

	For The Three Months Ended September 30		For The Nine Months Ended September 30
	2007	2006	2007	2006
	(unreviewed)		(unreviewed)
Net Sales Revenue	$88,221	$91,650	$272,920	$271,574

Cost of Goods Sold	18,044	18,381	51,986	53,948
Volume Incentives	34,831	34,865	106,386	107,453
Selling, General and Administrative	38,431	31,860	109,318	103,067

Operating Income	(3,085)	6,544	5,230	7,106

BALANCE SHEET DATA

	As of September 30	As of September 30
	2007	2006
	(unreviewed)	(unreviewed)
Cash and Cash Equivalents	$45,266	$35,480
Inventories	36,292	37,829
Property, Plant and Equipment (net)	29,083	31,422
Long-Term Investments	5,986	6,287
Line of Credit	—	—
Accounts Payable	9,896	10,417
Accrued Volume Incentives	15,246	15,571
Accrued Liabilities	34,347	25,100

The information contained in this selected, preliminary, unaudited, and unreviewed financial information may be subject to significant adjustment.  This information has not been reviewed or audited.